EXHIBIT 10.1
Award No.: DE-SC0003997
Amendment No.: 000

COOPERATIVE AGREEMENT

BETWEEN

DEPARTMENT OF ENERGY

AND

USEC Inc.
6903 Rockledge Drive
Bethesda, MD 20817

CONCERNING

THE AMERICAN CENTRIFUGE DEMONSTRATION PROJECT

1. Agreement No.: DE-SC0003997
2. Amendment No.: 000
3. Budget Period: From: January 1, 2010 To: December 31, 2010
4. Project Period: From: January 1, 2010 To: December 31, 2010
5. Total Estimated Cost of the Agreement: $90,000,000.00
6. Total Estimated Government Share of the Agreement: $45,000,000.00
7. Total Estimated Recipient Share of the Agreement: $45,000,000.00
8. Funds Obligated This Action: $ 000
9. Funds Obligated Prior Actions: $ 000
10. Total Government Funds Obligated: $ 000
11. Authority: 42 U.S.C. 7256(a) and 42 U.S.C. 2011 et seq.
12. Appropriation Data: Not applicable

This Cooperative Agreement, hereinafter called the Agreement, is entered into between the Department of Energy, (hereinafter called the “DOE” or the “Government”), and USEC Inc., (hereinafter called “USEC” or the “Recipient”).

FOR USEC INC.	FOR THE DEPARTMENT OF ENERGY
(Signature)	(Signature)
/s/ Philip G. Sewell	/s/ Mary Lou Crow
Philip G. Sewell, Senior Vice President	Mary Lou Crow, Contracting Officer
03/23/2010	03/23/2010
(Date)	(Date)

Table of Contents

ARTICLE 1 – PURPOSE
ARTICLE 2 – DEFINITIONS
ARTICLE 3 – ORDER OR PRECEDENCE
ARTICLE 4 – AGREEMENT ADMINISTRATORS
ARTICLE 5 – SCOPE OF AGREEMENT
ARTICLE 6 – MANAGEMENT OF THE PROJECT
ARTICLE 7 – STATEMENTS OF FEDERAL STEWARDSHIP AND SUBSTANTIAL DOE INVOLVEMENT
ARTICLE 8 – FUNDING AND MAXIMUM OBLIGATION
ARTICLE 9 – COST SHARING
ARTICLE 10 – MAXIMUM OBLIGATION
ARTICLE 11 – FINANCIAL SYSTEM AND RECORDS
ARTICLE 12 – ALLOWABLE COSTS
ARTICLE 13 – USE OF PROGRAM INCOME
ARTICLE 14 – RECOGNITION OF PRE-AWARD COSTS
ARTICLE 15 – TITLE AND DISPOSITION OF PROPERTY
ARTICLE 16 – INTELLECTUAL PROPERTY
ARTICLE 17 – RECORD RETENTION AND ACCESS TO RECORDS
ARTICLE 18 – REPORTING
ARTICLE 19 – FEDERAL, STATE AND MUNICIPAL REQUIREMENTS
ARTICLE 20 – SITE VISITS
ARTICLE 21 – CLAIMS, DISPUTES AND APPEALS
ARTICLE 22 – FOREIGN ACCESS TO TECHNOLOGY
ARTICLE 23 – NATIONAL POLICY ASSURANCES
ARTICLE 24 – INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP
ARTICLE 25 – LOBBYING RESTRICTIONS
ARTICLE 26 – NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS — SENSE OF CONGRESS
ARTICLE 27 – TERMINATION AND ENFORCEMENT
ARTICLE 28 – MISCELLANEOUS

ATTACHMENT A – DUF6 AND CYLINDER SPECIFICATIONS
ATTACHMENT B – PROJECT SCOPE
ATTACHMENT C – REPORTING REQUIREMENTS
ATTACHMENT D – INTELLECTUAL PROPERTY REQUIREMENTS
ATTACHMENT E – NATIONAL POLICY ASSURANCES

PART I – GENERAL AND ADMINISTRATIVE INFORMATION

ARTICLE 1 – PURPOSE

The purpose of this Cooperative Agreement is to provide support for the continued development and demonstration of the American Centrifuge Technology.

ARTICLE 2 – DEFINITIONS

The terms defined in 10 CFR Part 600 apply to this agreement. In addition, the following terms apply:

2.01 “American Centrifuge Technology” means the advanced gas centrifuge technology that is being developed by USEC based on technology licensed to USEC by DOE.

2.02 “American Centrifuge Plant” means the commercial plant being constructed by USEC using its American Centrifuge Technology in Piketon, Ohio.

2.03 “American Centrifuge Demonstration Facility” or “Lead Cascade” means the test facility constructed by USEC and being operated in Piketon, Ohio using its American Centrifuge Technology.

2.04 “Atomic Energy Act” means the Atomic Energy Act of 1954, as amended, 42 U.S.C. §§ 2011 et. seq.

2.05 “Cylinder” means a container as defined in the specifications at Attachment A.

2.06 “Depleted Uranium Hexafluoride” (“DUF6”) means DUF6 generated as a result of operation of the Gaseous Diffusion Plants.

2.07 “Gaseous Diffusion Plants” or “GDPs” means the gaseous diffusion plants at Paducah, Kentucky and Piketon, Ohio owned by DOE, portions of which are leased to the United States Enrichment Corporation (a wholly owned subsidiary of USEC).

2.08 “Party” and/or “Parties” means the executing entities to this Agreement, consisting of the U.S. Department of Energy (“DOE”) and/or USEC Inc. (“USEC” which includes where applicable its subsidiaries and affiliates).

2.09 “PGDP” means the Paducah Gaseous Diffusion Plant.

2.10 “Effective Date” means the date this Agreement has been signed by both Parties.

2.11 “Project Scope” means the scope of the project subject to this Agreement as described in Attachment B.

2.12 “Total Estimated Cost” is the sum of the estimated project costs attributable to contributions by DOE and USEC under the terms of this Agreement as set forth in Article 9.

2.13 “Transferred Material” means DUF6 and the cylinders in which the DUF6 is contained as defined in the specifications at Attachment A that is transferred from USEC to DOE under the terms of this Agreement.

ARTICLE 3 – ORDER OF PRECEDENCE

3.01 In the event of any inconsistency between the terms of this Agreement and the Attachments, the inconsistency shall be resolved by giving precedence in the following order: (1) The Agreement and (2) Attachments to the Agreement.

3.02 Any apparent inconsistency between Federal statutes and regulations and the terms and conditions contained in this award, as shown in Block 18 of the Notice of Financial Assistance Award (NFAA) must be referred to the DOE Award Administrator identified in Block 12 of the NFAA for guidance.

ARTICLE 4 – AGREEMENT ADMINISTRATORS

4.01 Unless otherwise provided in this Agreement, approvals permitted or required to be made by DOE may be made only by the DOE Contracting Officer. Administrative and contractual matters under this Agreement shall be referred to the following representatives of the Parties:

DOE Award Administrator/Contracting Officer: Mary Lou Crow, Contracting Officer, U.S. Department of Energy, P. O. Box 2001, Oak Ridge, TN 37831. Telephone: (865) 576-7343. Facsimile: (865) 576-9189. Email: crowml@oro.doe.gov.

Questions regarding intellectual property matters should be referred to: Emily G. Schneider, Esq., Assistant Chief Counsel for Intellectual Property, U.S. Department of Energy, Oak Ridge Office, 200 Administration Road, Oak Ridge, TN  37831. Telephone: (865) 576-1077. Facsimile:  (865) 576-6363. Email: schneidereg@oro.doe.gov.

USEC Administrator: Charles Kerner, Director of Procurement and Contracts, (301) 564-3323, KernerC@usec.com, 6903 Rockledge Dr., Bethesda, MD 20817.

4.02 Technical matters under this Agreement shall be referred to the following representatives:

DOE Project Officer: Larry W. Clark, Assistant Manager for Nuclear Fuel Supply, U.S. Department of Energy, Oak Ridge Office. 200 Administration Road, Oak Ridge, TN 37830. Telephone: (865) 576-2678. Facsimile: (865) 241-4439. Email: clarklw@oro.doe.gov.

USEC: Paul Sullivan, Vice President, American Centrifuge and Chief Engineer, (301) 564-3301, sullivanp@usec.com, 6903 Rockledge Dr., Bethesda, MD 20817.

4.03 Each Party may change its representatives named in this Article by written notification to the other Party.

PART II – PROJECT

ARTICLE 5 – SCOPE OF AGREEMENT

5.01 The Project Scope, included as Attachment B, describes the overall vision for the project, including purpose, objectives, work to be performed, project plan, and commercial goals. USEC must perform the development and demonstration in accordance with the Project Scope. Any significant change to the Project Scope must be issued as an amendment to the Agreement by the DOE Contracting Officer.

5.02 USEC must submit or otherwise provide all documentation required by Attachment C, Reporting Requirements.

5.03 USEC will make available funds for the Project in return for DOE accepting Transferred Material as provided in Article 8 and Article 9.

ARTICLE 6 – MANAGEMENT OF THE PROJECT

6.01 Responsibilities. DOE and USEC are bound to each other by a duty of good faith in performing their respective responsibilities. The responsibilities of the Parties are:

a. USEC is responsible for the overall management of the project, including technical, programmatic, reporting, financial and administrative matters.

b. The DOE Project Officer will attend and fully participate in technical and project monthly status meetings. Other DOE personnel, and/or DOE’s designated representatives, as deemed appropriate by the DOE Project Officer, may also participate in technical and project status meetings. DOE representatives will be subject to appropriate obligations of confidentiality with respect to USEC proprietary, export control, and classified information.

c. Project Review. USEC is responsible for establishing a schedule of regular technical meetings. USEC is responsible for meeting with DOE, and/or DOE’s designated representatives, on a monthly basis to update progress and discuss any special advances or problems. DOE representatives will be subject to appropriate obligations of confidentiality with respect to USEC proprietary, export control, and classified information. The monthly project review meetings may be combined with other meetings with DOE related to the review of the American Centrifuge Program. USEC shall notify the DOE Project Officer of the meeting schedule.

d. Modifications.

(i) If the initial results of the project indicate that a change in the Project Scope would be beneficial to program objectives, Recipient may submit a written request to modify the Agreement or its Attachments to the DOE Contracting Officer, with a copy to the DOE Project Officer. The request must provide justifications to support any changes to the Project Scope and detail the technical, chronological, and financial impact of the proposed changes to the project. A revised Project Scope is not authorized under this Agreement unless and until the Project Scope is formally revised by the DOE Contracting Officer and made part of this Agreement.

(ii) The DOE Contracting Officer is the only individual who can amend the Agreement or commit DOE. A commitment by other than the DOE Contracting Officer, either explicit or implied, is invalid.

ARTICLE 7 – STATEMENTS OF FEDERAL STEWARDSHIP AND SUBSTANTIAL DOE INVOLVEMENT

7.01 DOE will exercise normal Federal stewardship in overseeing the project activities performed under this award. Stewardship activities include, but are not limited to, conducting site visits; reviewing performance and financial reports; providing technical assistance and/or temporary intervention in unusual circumstances to correct deficiencies which develop during the project; assuring compliance with terms and conditions; and reviewing technical performance after project completion to ensure that the award objectives have been accomplished.

7.02 DOE shall be substantially involved in the project. DOE responsibilities include reviewing technical reports and other information in a timely manner, and providing suggestions or advice if the activities do not address DOE needs; attending and fully participating in monthly program review meetings to ensure that the work accomplishes the program and project objectives; and reviewing and approving any modifications to the Project Scope, if such modifications are deemed to be in the best interest of the project.

PART III – FINANCIAL MATTERS

ARTICLE 8 – FUNDING, ACCEPTANCE, TRANSFER & DELIVERY

8.01 The Total Estimated Cost of the project is approximately $90 million. DOE has agreed to accept title to certain quantities of DUF6 that will enable USEC to release encumbered funds for approximately fifty percent (50%) of the Total Estimated Cost of the project up to $45 million. DOE will accept title to, but not possession or custody until disposition of, Transferred Material in accordance with Section 8.02 below. The maximum Government obligation to USEC is limited to accepting no more than 19,700,000 kg of DUF6. The Parties agree that the transfer of this amount of DUF6 shall provide a present value equal to DOE’s share of the Total Estimated Cost. The Parties agree that the transfer of DUF6 shall be from and accomplished by USEC through USEC’s subsidiary the United States Enrichment Corporation.

8.02 Schedule for Title Transfer. Subject to adjustment as provided in Section 9.03, USEC will transfer title to no more than 19,700,000 kg of DUF6 and the cylinders in which the DUF6 is contained meeting the specification set forth in Attachment A (the “Transferred Material”) to DOE and DOE will accept title to, and responsibility for the disposition of, such Transferred Material as of the effective date of this Agreement. After title is transferred to DOE, USEC shall remain responsible for custody, possession and the safe and secure storage of the Transferred Material at USEC’s own expense, and in accordance with USEC’s procedures and applicable NRC regulatory requirements, until DOE takes custody and possession of the material.

8.03 Schedule for Transfer of Custody and Possession At USEC’s cost and expense, USEC shall transfer custody and possession of, and DOE will accept custody and possession of and responsibility for safe and secure storage of, the Transferred Material, provided that the Transferred Material meets the specifications set forth in Attachment A and applicable NRC regulatory requirements, at the date that is the earlier of either: (i) sixty (60) days after USEC’s receipt of notice from DOE of the date DOE deems appropriate to disposition the Transferred Material; or (ii) one hundred and eighty (180) days after DOE’s receipt of notice from USEC to DOE of the date USEC expects that it will be within 360 days of completing all its NRC decommissioning and decontamination (D&D) responsibilities at PGDP.

8.04 Identification of Cylinders, Right of Inspection, and Acceptance. All Transferred Material will be provided in cylinders that meet the specifications set forth in Attachment A and applicable NRC regulatory requirements. USEC shall provide DOE with a list of the cylinders of the Transferred Material within ten (10) days of the effective date of this Agreement. DOE shall have the right to inspect the cylinders. USEC shall configure the cylinders as required by NRC. Within sixty (60) days of receiving USEC’s list of cylinders, DOE may reject any cylinder of DUF6 if the cylinder does not meet the specifications set forth in Attachment A and applicable NRC regulatory requirements, and such cylinder shall be replaced by USEC with one that meets such standards. Prior to accepting possession and custody of the Transferred Material from USEC, DOE may reject any cylinder and/or Transferred Material if it does not meet the specifications set forth in Attachment A and applicable NRC regulatory requirements. Transferred Material and/or cylinder(s) that are rejected by DOE shall be promptly replaced by USEC at its expense with Transferred Material and/or cylinders that meet the specifications set forth in Attachment A and applicable NRC regulatory requirements.

8.05 Delivery. When DOE accepts custody and possession and responsibility for the safe and secure storage of the Transferred Material and/or cylinders as provided in Sections 8.03 and 8.04, USEC shall deliver the cylinders to DOE at a mutually agreed location at PGDP and mutually agreed upon schedule. The delivery must be completed no later than 180 days after it is commenced, unless agreed otherwise.

8.06 Records. At the time USEC provides the list of cylinders or identifies a replacement cylinder as provided in Section 8.04, and prior to transferring custody and possession of cylinders as provided in Section 8.05, USEC shall provide copies of all USEC records associated with inspection, storage, and management of the Transferred Material and the cylinders, including, but not limited to, all manufacturers records in its possession and all Nuclear Material Control and Accountability records for each cylinder.

8.07 Effective date of transfer of possession and custody. The effective date of transfer of custody and possession for any Transferred Material will be the date the Transferred Material is delivered to DOE as provided in Section 8.05.

8.08 Responsibility for cylinder compliance. USEC represents and warrants that the cylinders transferred to DOE under this Agreement are compliant with the specifications at Appendix A and applicable NRC regulatory requirements. USEC is responsible for ensuring that the cylinders remain compliant with the specifications in Appendix A and applicable NRC regulatory requirements during the time period where title to the cylinders has passed to DOE but the cylinders remain in USEC’s custody and possession. In the event a cylinder is noncompliant, USEC will replace such cylinder as required in Section 8.04. USEC shall bear all expense of cylinder surveillance and maintenance and such costs are not allowable costs under this Cooperative Agreement. USEC shall indemnify DOE, and hold DOE harmless, from any and against all claims, demands, fines, suits, actions, proceedings, orders, decrees and judgments of any kind and from and against all cost and expenses, including reasonable attorney fees, resulting from the cylinders failing to be compliant with the specifications in Appendix A and applicable NRC regulatory requirements during the time period where title to the cylinders has passed to DOE but the cylinders were in USEC’s custody and possession.

ARTICLE 9 – COST SHARING

9.01 Total Estimated Cost is the sum of the Government share and Recipient share of the estimated project costs. The Recipient’s cost share must come from non-federal sources unless otherwise allowed by law. By accepting this award, Recipient agrees that it is liable for its percentage share of total allowable project costs, even if the project is terminated early. The cost share of each Party is fifty percent (50%) and the Total Estimated Cost for the project through the end of the project is ninety million dollars ($90,000,000). In no event will the Government’s cost share be greater than fifty percent (50%).

9.02 If the Recipient discovers that it may be unable to provide cost sharing of at least the amount identified in Section 9.01, it shall immediately provide written notification to the DOE Contracting Officer indicating whether it will continue or phase out the project. If the Recipient plans to continue the project, the notification must describe how replacement cost sharing will be secured. If the Recipient decides to phase out the project, then this Agreement will be terminated in accordance with Article 27.

9.03 In the event the total costs incurred for the project are less than the $90,000,000.00, the total amount of DUF6 transferred to DOE will be adjusted on pro rata basis to equal DOE’s share of the total project costs to the nearest full cylinder. Within thirty (30) days of the delivery of the final report of the total cost of the project, DOE shall notify USEC of the need to return title to Transferred Material and identify the cylinders to be returned. Only title to amounts previously transferred by USEC under Section 8.03 will be transferred back to USEC. USEC will notify DOE of any objection to the return of the cylinders identified within ten (10) days of receiving DOE’s notice. DOE shall transfer and USEC shall accept title to such material on the later of (i) the eleventh day after USEC’s receipt of DOE’s notice if no objection is delivered to DOE; (ii) the date DOE and USEC agree to the transfer; (iii) the date any dispute is resolved under Article 21.

9.04 Recipient must maintain records of all project costs that it claims as cost sharing, including in-kind costs. Such records are subject to audit.

ARTICLE 10 – MAXIMUM OBLIGATION

The maximum Government obligation to USEC is limited to accepting no more than 19,700,000 kg of DUF6. The Recipient is not obligated to continue performance of the project after the Total Estimated Cost stated in Section 8.01 and the Recipient’s share of the project costs are expended.

ARTICLE 11 – FINANCIAL SYSTEM AND RECORDS

Prior to the submission of cost reports to DOE, the Recipient shall have and maintain an established accounting system which complies with Generally Accepted Accounting Principles, and with the requirements of this Agreement, and shall ensure that appropriate arrangements have been made for receiving, distributing and accounting for Federal funds and Recipient cost sharing, including any in-kind costs. Consistent with this, an acceptable accounting system will be one in which all funds, cash receipts, and disbursements are controlled and documented properly. Such records are subject to audit.

ARTICLE 12 – ALLOWABLE COSTS

Allowable costs are determined in accordance with the cost principles in 48 CFR Part 31 in the Federal Acquisition Regulation as applicable to for-profit entities in accordance with 10 CFR 600.317.

ARTICLE 13 – USE OF PROGRAM INCOME

13.01 Program income earned during the project period may be retained by the Recipient and added to the funds committed to the award and used to further eligible project objectives.

13.02 The Recipient may retain program income earned:

a. From license fees and royalties for copyrighted material, patents, patent applications, trademarks, and inventions produced under the Agreement.

b. After the end of the project period.

ARTICLE 14 – RECOGNITION OF PRE-AWARD COSTS

Pre-award costs are authorized for reimbursement under 10 CFR 600.317(b), if such costs are allowable in accordance with the applicable Federal cost principles referenced in 10 CFR Part 600.

PART IV – ADMINISTRATIVE REQUIREMENTS

ARTICLE 15 – TITLE AND DISPOSITION OF PROPERTY

15.01 Real property and equipment acquired by the Recipient shall be subject to the rules set forth in 10 CFR 600.321.

15.02 Consistent with the goals and objectives of this project, the Recipient may continue to use real property and equipment purchased in whole or in part under this award for its authorized purpose beyond the Period of Performance without obligation to make payment to DOE to extinguish DOE’s interest to such property as described in 10 CFR 600.321, subject to the following: (a) the Recipient continues to utilize such property for the objectives of the project (demonstrate centrifuge technology); (b) DOE retains the right to periodically ask for, and the Recipient agrees to provide, reasonable information concerning the use and condition of the property; and (c) the Recipient follows the property disposition rules set forth in 10 CFR 600.321 if the property is no longer used by the Recipient for the objectives of the project, and the fair market value of property exceeds $5,000.

15.03 Once the per unit fair market value of the property is less than $5,000, pursuant to 10 CFR 600.321(f)(1)(i), DOE’s interest in the property shall be extinguished and Recipient shall have no further obligation to the DOE with respect to the property.

15.04 The Parties agree that use of the real property or equipment on other projects or programs would interfere with the work on the project under this Agreement.

15.05 Consistent with 10 CFR 600.321(b)(2), Recipient may request that the DOE Contracting Officer consider approving encumbrance of real property or equipment purchased in whole or in part under this Agreement.

ARTICLE 16 – INTELLECTUAL PROPERTY

The intellectual property requirements applicable to this Agreement are provided in Attachment D.

ARTICLE 17 – RECORD RETENTION AND ACCESS TO RECORDS

17.01 USEC must keep records related to this agreement for a period of three (3) years after submission of the final report, except records for any real property or equipment acquired with project funds must be kept for three years after final disposition.

17.02 The DOE Contracting Officer, the DOE Inspector General, and the Comptroller General of the United States, or any of their duly authorized representatives, shall have unrestricted access to any books, documents, papers or other records of USEC and that are pertinent to the work performed under this agreement in order to make audits. Such audit, examination, or access shall be performed during business hours on business days upon prior written notice and shall be subject to the security requirements of the audited Party.

ARTICLE 18 – REPORTING

18.01 The reporting requirements for this award are identified on the Federal Assistance Reporting Checklist, DOE F 4600.2, attached to this award as Attachment C. Failure to comply with these reporting requirements is considered a material noncompliance with the terms of the award. Noncompliance may result in withholding of future payments, suspension or termination of the current award, and withholding of future awards. A willful failure to perform, a history of failure to perform, or unsatisfactory performance of this and/or other financial assistance awards, may also result in a debarment action to preclude future awards by Federal agencies.

18.02 Dissemination of scientific/technical reports. Scientific/technical reports submitted under this award will be disseminated on the Internet via the DOE Information Bridge (www.osti.gov/bridge), unless the report contains proprietary data, patentable material, protected data or SBIR/STTR data. Citations for journal articles produced under the award will appear on the DOE Energy Citations Database (www.osti.gov/energycitations).

18.03 Restrictions. Reports submitted to the DOE Information Bridge must not contain any Protected Personal Identifiable Information (PII), limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release.

ARTICLE 19 – FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS

USEC must obtain any required permits and comply with applicable Federal, state, and municipal laws, codes, and regulations for work performed under this Agreement.

ARTICLE 20 – SITE VISITS

DOE and/or DOE authorized representatives have the right to make site visits at reasonable times to review project accomplishments. USEC must provide, and must require its contractors performing project work to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of DOE and its representatives in the performance of their duties. All site visits and evaluations must be performed in a manner that does not unduly interfere with or delay the work. DOE representatives will be subject to appropriate obligations of confidentiality with respect to USEC proprietary, export control and classified information.

ARTICLE 21 – CLAIMS, DISPUTES AND APPEALS

21.01 USEC must submit claims arising out of or relating to this agreement in writing to the DOE Contracting Officer and must specify the nature and basis for the relief requested and include all data that supports the claim. DOE will attempt to resolve such claims informally at the DOE Contracting Officer level. All disputes and appeals will be resolved in accordance with the procedures set forth in 10 CFR 600.22.

21.02 Claims for damages of any nature whatsoever pursued under this Agreement shall be limited to direct damages only up to the aggregate amount of Government funding disbursed as of the time the dispute arises. In no event shall the Government be liable for claims for consequential, punitive, special and incidental damages, claims for lost profits, or other indirect damages.

ARTICLE 22 – FOREIGN ACCESS TO TECHNOLOGY

The Parties understand that technology developments resulting from the performance of the agreement may be subject to U.S. laws and regulations limiting access. Any transfer of technology developed under this agreement must be consistent with these laws and regulations, including the Department of Energy Regulations at 10 CFR Part 810 and DOE Guidelines on Export Control and Nonproliferation, as applicable. USEC shall comply with these laws and regulations.

ARTICLE 23 – NATIONAL POLICY ASSURANCES

National Policy Assurances are incorporated into this award and are provided as Attachment E.

ARTICLE 24 – INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP

24.01 You shall immediately notify the DOE Administrator identified in Block 12 of the Notice of Financial Assistance Award of the occurrence of any of the following events: (i) you or your parent’s filing of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act; (ii) your consent to the institution of an involuntary case under the Bankruptcy Act against you or your parent; (iii) the filing of any similar proceeding for or against you or your parent, or its consent to, the dissolution, winding-up or readjustment of your debts, appointment of a receiver, conservator, trustee, or other officer with similar powers over you, under any other applicable state or federal law; or (iv) your insolvency due to your inability to pay your debts generally as they become due.

24.02 Such notification shall be in writing and shall: (i) specifically set out the details of the occurrence of an event referenced in the paragraph above ; (ii) provide the facts surrounding that event; and (iii) provide the impact such event will have on the project being funded by this award.

24.03 Upon the occurrence of any of the four events described in the first paragraph, DOE reserves the right to conduct a review of your award to determine your compliance with the required elements of the award (including such items as cost share, progress towards technical project objectives, and submission of required reports). If the DOE review determines that there are significant deficiencies or concerns with your performance under the award, DOE reserves the right to impose additional requirements, as needed, including (i) change your payment method; or (ii) institute payment controls.

24.05 Failure of the Recipient to comply with this provision may be considered a material noncompliance of this financial assistance award by the Contracting Officer.

ARTICLE 25 – LOBBYING RESTRICTIONS

By accepting funds under this award, you agree that none of the funds obligated on the award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to communicate to Members of Congress as described in 18 U.S.C. 1913. This restriction is in addition to those prescribed elsewhere in statute and regulation.

ARTICLE 26 – NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS — SENSE OF CONGRESS

It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made available under this award should be American-made.

PART V – TERMINATION AND ENFORCEMENT

ARTICLE 27 – TERMINATION AND ENFORCEMENT

Termination and enforcement of this Agreement shall follow the procedures at 10 CFR 600.350 through 600.353.

ARTICLE 28 – MISCELLANEOUS

28.01 Force Majeure. Except for defaults of USEC contractors at any tier, USEC shall not be in default because of any failure to perform its commitments under this Agreement under its terms if the failure arises from causes beyond the control and without the fault or negligence of USEC. Examples of these causes are (1) acts of God or the public enemy, (2) acts of the Government in its sovereign capacity (3) fires, (4) floods, (5) epidemics, (6) quarantine restrictions, (7) strikes, (8) freight embargoes, (9) earthquakes, and (10) unusually severe weather. In each instance, the failure to perform must arise from causes and be beyond the control and without the fault or negligence of USEC. “Default” includes the failure to make progress so as to endanger completion of performance of USEC’s obligations under this Agreement.

28.02 If the failure to perform is caused by the failure of a contractor at any tier to perform or make progress, and if the cause of the failure was beyond the control of both USEC and the contractor, and without the fault or negligence of either, USEC shall not be deemed to be in default, unless (1) the contracted supplies or services were obtainable from other sources; and (2) USEC failed to purchase these supplies or services from the other sources.

28.03 In order to invoke the protections of this clause, USEC must request a determination by DOE on whether any failure to perform results from one or more of the causes in the first paragraph above. Upon the request of USEC and within sixty (60) days of USEC’s submission of its position, NE will ascertain the facts and circumstances of the failure of performance upon an assertion of a circumstance triggering this clause. If NE determines that any failure to perform results from one or more of the causes in the first paragraph above, the schedule for performance of the affected commitments shall be extended for the period of the excused delay. USEC may appeal this determination within thirty (30) days to the Secretary of Energy (or designee), whose determination will be considered the final agency action under this Agreement. USEC retains all remedies available to it under the Administrative Procedure Act to challenge the decision of the Secretary (or designee).

28.04 Entire Agreement. This Agreement contains the entire understanding of DOE and USEC with respect to the subject matter of this Agreement. This Agreement does not modify, alter or change any other agreements between DOE and USEC including, but not limited to, the Agreement Between the U.S. Department of Energy and USEC Inc. dated June 17, 2002, as amended; the Lease Agreement entered into as of July 1, 1993 between the U.S. Department of Energy and the United States Enrichment Corporation, as amended (the Lease Agreement); the Supplemental Agreement No. 1 to the Lease Agreement dated as of December 7, 2006, as amended; and the Non-Exclusive Patent License granted by U.S. Department of Energy to USEC dated as of December 7, 2006.

28.05 Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the United States of America.

28.06 Further Assistance. DOE and USEC shall provide such information, execute and deliver any agreements, instruments and documents and take such other actions as may be reasonably necessary or required, which are not inconsistent with the provisions in this Agreement and which do not involve the assumption of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out its intent. This provision does not encompass, and DOE makes no commitment regarding, the issuance of any loan guarantees by DOE to any entity including to USEC or a USEC affiliate.

Award No.: DE-SC0003997
Amendment No.: 000

Attachment A
DUF6 AND CYLINDER SPECIFICATIONS

Depleted Uranium Hexafluoride (DUF6)  Specifications

Depleted Uranium <.707 U235 assay. Meets ANSI standards. No heeled or partially filled cylinder.   Tc99 and or transuranics shall be at or below the detectable limits based on analytical data or process knowledge.  Not overfilled or hyperfilled cylinders. Overfilled weight limit—based on 100% of the USEC 651, Rev 9 tails limit at 235 Degrees F and 3% ullage using the certified volume for each cylinder. Hyperfilled weight limit—based on 105.5% of ANSI N-14.1 overfilled limit.

Cylinder Specifications

Physical Characteristics:  The cylinder characteristics meet the requirements of ANSI N 14.1. No cylinders known to contain PCB paints. No build up of rust in skirted cylinders (tightly adhering rust only). Properly installed plug (# threads marked on head of plug, with at least one thread showing and 5 threads engaged).  Skirt not bent.  Stiffening rings not bent and not separated from the cylinder shell. No visible signs of leaking valves. No visible contamination on cylinder or valve.  No bent lifting lugs.   Cap installed on valve port.  No patched cylinders.  All valves include installed packing nuts.  Cylinders meet DOT standards as applicable. No cylinders smaller than 30 inch cylinders.

Valve Packing Nuts:  No suspect or counterfeit items as described in USEC-651, Rev. 9.  The following valve packing nuts are unacceptable:  Descote (heat #R-91); Hunt (stamped 636); Hunt (Heat Codes, FB, AFC, AFD, AFM, ATE, AXN, AXP, BXN, BXP, CCF or CCG UNLESS they have a circled “PT” or “dagger” symbol).

Valves:  Fully operable valve at the time of cylinder fill.  No suspect or counterfeit items as described in USEC-651, Rev. 9.  The following valves are unacceptable:  Descote valves marked with “No 1000 M14-1-51”; Hunt valves; Superior valves model 11246 showing a raised “8” on the side; Rego valves model 11246 showing an “LH” without having a “3” stamp; Superior valves (Heat 17-22).

Award No.: DE-SC0003997
Amendment No.: 000

Attachment B
Project Scope – Cooperation Agreement for the American Centrifuge Demonstration Project
March 19, 2010

Background

The Department of Energy (DOE) intends to provide $45 million in support of USEC’s efforts to develop, demonstrate and deploy the American Centrifuge. USEC will match these funds on a 50-50 cost share basis, such that the total estimated project cost is $90 million. The project will encompass USEC’s commercial plant centrifuge (AC100) manufacturing and demonstration activities during CY 2010. The objectives of the project include enhancing USEC’s ability to deploy advanced centrifuge technology to support U.S. supply of enriched uranium; retain current employment of approximately 355 high-skilled jobs primarily in Ohio, Tennessee and West Virginia; and advance a project that achieves important energy security and national security objectives combined with the potential to create approximately 8,000 direct and indirect jobs over the next several years. DOE intends to fund its 50% share of the project through the transfer of depleted UF6 from USEC to DOE.

PROPOSAL

USEC proposes to spend $90 million on the American Centrifuge demonstration project with a 50-50 cost share from the U.S. Department of Energy (DOE) to fund development and demonstration activities to further advance American Centrifuge technology. The project is designed to run from January 1, 2010 though December 31, 2010. This level of funding will support the following three activities:

Demonstration of AC100 commercial plant machine manufacturing Demonstration of initial AC100 Lead Cascade Operation and expanded operations Rotor Tube Process Refinement Program (RTPRP)

Each activity is discussed separately below.

Demonstration of AC100 Commercial Plant Machine Manufacturing	$50 million

USEC and DOE will jointly fund the manufacture of AC100 centrifuge machines during calendar year 2010. USEC will request pre-award costs for manufacture of machines built in the first quarter of 2010 since these machines represent a significant portion of the Lead Cascade which began operations in March, 2010, and is a major milestone in the demonstration of the readiness of advanced U.S. centrifuge technology for commercial deployment. The program will continue to manufacture machine components each month and assemble AC100 machines each month to demonstrate machine manufacturing capability, to support requirements of the Lead Cascade operation, and to sustain critical infrastructure for remobilization. This activity will demonstrate the sustained manufacturing processes needed to produce AC100 machines for the commercial plant, and provide data to support the projected machine manufacturing parameters of the commercial plant. As the AC100 machine transitions to production, lessons learned from Lead Cascade operations and refinements to production lines will need to be incorporated. Incorporating these changes is key to a smooth transition from demonstration to high volume manufacturing for the commercial plant.

USEC will request approval for pre-award costs for expenditures related machine manufacture. A 50-50 cost share with the DOE is proposed for the $50 million to be spent on manufacturing and demonstration of the commercial plant machine with each party contributing $25 million.

Demonstration of Initial AC100 Lead Cascade Operation and Expanded Operation	$28 million

USEC commenced operating a Lead Cascade of AC100 machines in March, 2010. The AC100 Lead Cascade was initially completed in July 2009, and has since been reconstructed to include updated machine components and validate assembly parameters. Once this Lead Cascade has been completed, USEC will continue to install and operate new AC100 machines in other Lead Cascade facilities to increase the number of operating machines.

Demonstrating AC100 Lead Cascade operations is imperative to validating the readiness of ACP technology for commercial deployment. USEC will analyze cascade performance and machine reliability to confirm key assumptions related to overall plant availability and machine maintenance costs for repairs and replacements. In addition, operation of the AC100 machine will confirm the ability of machine manufacturing and assembly to consistently manufacture machines within design parameters and with acceptable levels of quality. AC100 cascade operations will continue to add to our current run time experience to allow improved projections of expected reliability.

A 50-50 cost share with the DOE is proposed for this $28 million expenditure with each party contributing $14 million. USEC will request approval for pre-award costs for expenditures related to the Lead Cascade since these costs are directly related to the installation and operation of the LC3 cascade, which represents a major milestone in the readiness of U.S. centrifuge technology for commercial deployment.

Rotor Tube Process Refinement Program (RTPRP)	$12 million

ATK manufactures special-purpose carbon fiber rotors for the AC100 machines. ATK has extensive manufacturing experience using carbon fiber technology for both commercial and government customers, including the National Aeronautics and Space Administration (NASA), the U.S. Air Force, U.S. Navy, U.S. Army and the U.S. Missile Defense Agency. While this experience with carbon fiber is critical for the successful high-volume manufacture of carbon fiber tubes used in centrifuge rotor assemblies, the process for consistently producing high quality AC100 rotors is subject to a number of variables during fabrication. USEC and ATK have developed a six-sigma process improvement program called the Rotor Tube Process Refinement Plan (RTPRP) to facilitate high-volume and quality rotor production. This project will be initiated subsequent to approval of this program. The results of this study should be completed by the end of calendar year 2010. The process improvement study will produce data that will be used to optimize the rotor tube winding process to meet the required commercial plant production rate while maintaining tube quality and machine performance. Process improvements from this project are expected to be implemented into the rotor manufacturing process by April, 2011. This program is focused exclusively on improvements to the rotor manufacturing process to improve the speed of rotor tube manufacturing and the uniformity of rotors to specification, it does not involve any elements related to improvements in rotor design or machine performance.

The total cost of this activity is estimated at $12 million. A 50-50 cost share with the DOE is proposed for this study with each party contributing $6 million.

Program reporting:

1) Monthly classified progress meetings
2) Monthly classified progress reports
3) Monthly summary report that can be released to the public
4) Classified summary final report at the end of the program
5) Summary final report at the end of the program that can be released to the public

Award No.: DE-SC0003997
Amendment No.: 000

Attachment C

DOE F 4600.2
(9/09)
All other editions are obsolete.

U.S. Department of Energy
FEDERAL ASSISTANCE REPORTING CHECKLIST
AND INSTRUCTIONS

1. Identification Number: DE-SC0003997	2. Program/Project Title: American Centrifuge Demonstration Project
3. Recipient: USEC, Inc.
4. Reporting Requirements	Frequency	No. of Copies	Addresses

A. MANAGEMENT REPORTING
X Progress Report _ Special Status Report	M	1 1	https://www.fedconnect.net/fedconnect/default.aspx https://www.fedconnect.net/fedconnect/default.aspx
B. SCIENTIFIC/TECHNICAL REPORTING
(Reports/Products must be submitted with appropriate DOE F 241. The 241 forms are available at www.osti.gov/elink.)
Report/Product — Form
X Final Scientific/Technical Report — DOE F 241.3

_ Conference papers/proceedings* — DOE F 241.3
_ Software/Manual — DOE F 241.4
_ Other (see special instructions) — DOE F 241.3
* Scientific and technical conferences only
	F	1 1 1	http://www.osti.gov/elink-2413 http://www.osti.gov/elink-2413 http://www.osti.gov/elink-241-4pre.jsp
C. FINANCIAL REPORTING
X SF-4258	Once every 6 months	1	https://www.fedconnect.net/fedconnect/default.aspx

D. CLOSEOUT REPORTING
_ Patent Certification		1	https://www.fedconnect.net/fedconnect/default.aspx
Property Certification		1	https://www.fedconnect.net/fedconnect/default.aspx
Other		1	https://www.fedconnect.net/fedconnect/default.aspx
E. OTHER REPORTING
_ Annual Indirect Cost Proposal		1	https://www.fedconnect.net/fedconnect/default.aspx
Annual Inventory of Federally Owned Property, if any		1	https://www.fedconnect.net/fedconnect/default.aspx
Other		1	https://www.fedconnect.net/fedconnect/default.aspx
F. AMERICAN RECOVERY AND REINVESTMENT ACT REPORTING
_ Reporting and Registration Requirements	D	1	http://www.federalreporting.gov
FREQUENCY CODES AND DUE DATES: A — Within 5 calendar days after events or as specified. M — Monthly F — Final; 90 calendar days after expiration or termination of the award. Y — Yearly; 90 days after the end of the reporting period. S — Semiannually; within 30 days after end of reporting period. Q — Quarterly; within 30 days after end of the reporting period. D — Quarterly; within 10 days after end of the reporting period plus by day 22 reviewed subrecipient entries. See OMB guidance at Department of Energy – OMB Reporting Help.

5. Special Instructions: All reports, except for those in B and F above, should be submitted through FedConnect. See Attached.

U.S. Department of Energy
Federal Assistance Reporting Checklist
And Instructions

5. Special Instructions

•	USEC ACP Project Leadership will meet with DOE and/or DOE’s designated representatives monthly to update progress and discuss unusual incidents, special advances or problems.

•	Within 30 days following each month of the project and at the conclusion of the project, USEC will provide the DOE Program Manager and Project Officer a classified written report containing project accomplishment metrics, as well as a summary of progress, problems and deviations from the plan.

• A summary version of the classified written report will be provided to the DOE Program
Manager and Project Officer within 30 days following each month of the project and at the conclusion of the project. The report will provide meaningful information regarding the status of activities that can be released to the public.Federal Assistance Reporting Instructions
(9/09)

A.	MANAGEMENT REPORTING

Progress Report

The Progress Report must provide a concise narrative assessment of the status of work and include the following information and any other information identified under Special Instructions on the Federal Assistance Reporting Checklist:

1.	The DOE award number and name of the recipient.

2.	The project title and name of the project director/principal investigator.

3.	Date of report and period covered by the report.

4.	A comparison of the actual accomplishments with the goals and objectives established for the period and reasons why the established goals were not met.

5.	A discussion of what was accomplished under these goals during this reporting period, including major activities, significant results, major findings or conclusions, key outcomes or other achievements. This section should not contain any proprietary data or other information not subject to public release. If such information is important to reporting progress, do not include the information, but include a note in the report advising the reader to contact the Principal Investigator or the Project Director for further information.

6.	Cost Status. Show approved budget by budget period and actual costs incurred. If cost sharing is required break out by DOE share, recipient share, and total costs.

7.	Schedule Status. List milestones, anticipated completion dates and actual completion dates. If you submitted a project management plan with your application, you must use this plan to report schedule and budget variance. You may use your own project management system to provide this information.

8.	Any changes in approach or aims and reasons for change. Remember significant changes to the objectives and scope require prior approval by the contracting officer.

9.	Actual or anticipated problems or delays and actions taken or planned to resolve them.

10.	Any absence or changes of key personnel or changes in consortium/teaming arrangement.

11.	A description of any product produced or technology transfer activities accomplished during this reporting period, such as:

A.	Publications (list journal name, volume, issue); conference papers; or other public releases of results. Attach or send copies of public releases to the DOE Program Manager identified in Block 15 of the Assistance Agreement Cover Page.

B.	Web site or other Internet sites that reflect the results of this project.

C.	Networks or collaborations fostered.

D.	Technologies/Techniques.

E.	Inventions/Patent Applications

F.	Other products, such as data or databases, physical collections, audio or video, software or netware, models, educational aid or curricula, instruments or equipment.

Special Status Report

The recipient must report the following events by e-mail as soon as possible after they occur:

1.	Developments that have a significant favorable impact on the project.

2.	Problems, delays, or adverse conditions which materially impair the recipient’s ability to meet the objectives of the award or which may require DOE to respond to questions relating to such events from the public The recipient must report any of the following incidents and include the anticipated impact and remedial action to be taken to correct or resolve the problem/condition:

a.	Any single fatality or injuries requiring hospitalization of five or more individuals.

b.	Any significant environmental permit violation.

c.	Any verbal or written Notice of Violation of any Environmental, Safety, and Health statutes.

d.	Any incident which causes a significant process or hazard control system failure.

e.	Any event which is anticipated to cause a significant schedule slippage or cost increase.

f.	Any damage to Government-owned equipment in excess of $50,000.

g.	Any other incident that has the potential for high visibility in the media.

B. SCIENTIFIC/TECHNICAL REPORTS

Final Scientific/Technical Report

Content. The final scientific/technical report must include the following information and any other information identified under Special Instructions on the Federal Assistance Reporting Checklist:

1.	Identify the DOE award number; name of recipient; project title; name of project director/principal investigator; and consortium/teaming members.

2.	Display prominently on the cover of the report any authorized distribution limitation notices, such as patentable material or protected data. Reports delivered without such notices may be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use or reproduction of such reports.

3.	Provide an executive summary, which includes a discussion of 1) how the research adds to the understanding of the area investigated; 2) the technical effectiveness and economic feasibility of the methods or techniques investigated or demonstrated; or 3) how the project is otherwise of benefit to the public. The discussion should be a minimum of one paragraph and written in terms understandable by an educated layman.

4.	Provide a comparison of the actual accomplishments with the goals and objectives of the project.

5.	Summarize project activities for the entire period of funding, including original hypotheses, approaches used, problems encountered and departure from planned methodology, and an assessment of their impact on the project results. Include, if applicable, facts, figures, analyses, and assumptions used during the life of the project to support the conclusions.

6.	Identify products developed under the award and technology transfer activities, such as:

a.	Publications (list journal name, volume, issue), conference papers, or other public releases of results. If not provided previously, attach or send copies of any public releases to the DOE Program Manager identified in Block 15 of the Assistance Agreement Cover Page;

b.	Web site or other Internet sites that reflect the results of this project;

c.	Networks or collaborations fostered;

d.	Technologies/Techniques;

e.	Inventions/Patent Applications, licensing agreements; and

f.	Other products, such as data or databases, physical collections, audio or video, software or netware, models, educational aid or curricula, instruments or equipment.

7.	For projects involving computer modeling, provide the following information with the final report:

a.	Model description, key assumptions, version, source and intended use;

b.	Performance criteria for the model related to the intended use;

c.	Test results to demonstrate the model performance criteria were met (e.g., code verification/validation, sensitivity analyses, history matching with lab or field data, as appropriate);

d.	Theory behind the model, expressed in non-mathematical terms;

e.	Mathematics to be used, including formulas and calculation methods;

f.	Whether or not the theory and mathematical algorithms were peer reviewed, and, if so, include a summary of theoretical strengths and weaknesses;

g.	Hardware requirements; and

h.	Documentation (e.g., users guide, model code).

Electronic Submission. The final scientific/technical report must be submitted electronically via the DOE Energy Link System (E-Link) accessed at http://www.osti.gov/elink-2413.

Electronic Format. Reports must be submitted in the ADOBE PORTABLE DOCUMENT FORMAT (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematic, graphs, and charts. Materials, such as prints, videos, and books, that are essential to the report but cannot be submitted electronically, should be sent to the Contracting Officer at the address listed in Block 16 of the Assistance Agreement Cover Page.

Submittal Form. The report must be accompanied by a completed electronic version of DOE Form 241.3, “U.S. Department of Energy (DOE), Announcement of Scientific and Technical Information (STI).” You can complete, upload, and submit the DOE F.241 .3 online via E-Link. You are encouraged not to submit patentable material or protected data in these reports, but if there is such material or data in the report, you must: (1) clearly identify patentable or protected data on each page of the report; (2) identify such material on the cover of the report; and (3) mark the appropriate block in Section K of the DOE F 241 .3. Reports must not contain any limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release. Protected data is specific technical data, first produced in the performance of the award that is protected from public release for a period of time by the terms of the award agreement.

Conference Papers/Proceedings

Content: The recipient must submit a copy of any conference papers/proceedings, with the following information: (1) Name of conference; (2) Location of conference; (3) Date of conference; and (4) Conference sponsor.

Electronic Submission. Scientific/technical conference paper/proceedings must be submitted electronically via the DOE Energy Link System (E-Link) at http://www.osti.gov/elink-2413. Non-scientific/technical conference papers/proceedings must be sent to the URL listed on the Reporting Checklist.

Electronic Format. Conference papers/proceedings must be submitted in the ADOBE PORTABLE DOCUMENT FORMAT (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematic, graphs, and charts. If the proceedings cannot be submitted electronically, they should be sent to the DOE Administrator at the address listed in Block 16 of the Assistance Agreement Cover Page.

Submittal Form. Scientific/technical conference papers/proceedings must be accompanied by a completed DOE Form 241.3. The form and instructions are available on E-Link at http://www.osti.gov/elink-2413. This form is not required for non-scientific or non-technical conference papers or proceedings.

Software/Manual

Content. Unless otherwise specified in the award, the following must be delivered: source code, the executable object code and the minimum support documentation needed by a competent user to understand and use the software and to be able to modify the software in subsequent development efforts.

Electronic Submission. Submissions may be submitted electronically via the DOE Energy Link System (E-Link) at http://www.osti.gov/estsc/241-4pre.jsp. They may also be submitted via regular mail to:

Energy Science and Technology Software Center
P.O. Box 1020
Oak Ridge, TN 37831

Submittal Form. Each software deliverable and its manual must be accompanied by a completed DOE Form 241.4 “Announcement of U.S. Department of Energy Computer Software.” The form and instructions are available on E-Link at http://www.osti.gov/estsc/241- 4pre         .jsp.

Protected Personally Identifiable Information (PII). Management Reports or Scientific/Technical Reports must not contain any Protected PII. PII is any information about an individual which can be used to distinguish or trace an individual’s identity. Some information that is considered to be PII is available in public sources such as telephone books, public websites, university listings, etc. This type of information is considered to be Public PII and includes, for example, first and last name, address, work telephone number, e-mail address, home telephone number, and general educational credentials. In contrast, Protected PII is defined as an individual’s first name or first initial and last name in combination with any one or more of types of information, including, but not limited to, social security number, passport number, credit card numbers, clearances, bank numbers, biometrics, date and place of birth, mother’s maiden name, criminal, medical and financial records, educational transcripts, etc.

C. FINANCIAL REPORTING

Recipients must complete the SF-425 as identified on the Reporting Checklist in accordance with the report instructions. A fillable version of the form is available at http://www.whitehouse.gov/omb/grants/grantsforms.aspx.

D. CLOSEOUT REPORTS

Final Invention and Patent Report

The recipient must provide a DOE Form 2050.11, “PATENT CERTIFICATION.” This form is available at http://www.directives.doe.gov/pdfs/forms/2050-11.pdf and http://grants.pr.doe.gov.

Property Certification

The recipient must provide the Property Certification, including the required inventories of non-exempt property, located at http://grants.pr.doe.gov.

E. OTHER REPORTING

Annual Indirect Cost Proposal and Reconciliation

Requirement. In accordance with the applicable cost principles, the recipient must submit an annual indirect cost proposal, reconciled to its financial statements, within six months after the close of the fiscal year, unless the award is based on a predetermined or fixed indirect rate(s), or a fixed amount for indirect or facilities and administration (F&A) costs.

Cognizant Agency. The recipient must submit its annual indirect cost proposal directly to the cognizant agency for negotiating and approving indirect costs. If the DOE awarding office is the cognizant agency, submit the annual indirect cost proposal to the DOE Administrator at the address listed in Block 16 of the Assistance Agreement Cover Page.

Annual Inventory of Federally Owned Property

Requirement. If at any time during the award the recipient is provided Government-furnished property or acquires property with project funds and the award specifies that the property vests in the Federal Government (i.e. federally owned property), the recipient must submit an annual inventory of this property to the DOE Administrator at the address listed in Block 16 of the Assistance Agreement Cover Page no later than October 30th of each calendar year, to cover an annual reporting period ending on the preceding September 30th.

Content of Inventory. The inventory must include a description of the property, tag number, acquisition date, location of property, and acquisition cost, if purchased with project funds. The report must list all federally owned property, including property located at subcontractor’s facilities or other locations.

F. AMERICAN RECOVERY AND REINVESTMENT ACT REPORTING

See Special Award Term entitled Reporting and Registration Requirement under Section 1512 of the Recovery Act. The reports are due no later than ten calendar days after each calendar quarter in which the recipient receives the assistance award funded in whole or in part by the Recovery Act. Additional information on complying with this requirement can be found at Department of Energy — OMB Reporting Help.

Award No.: DE-SC0003997
Amendment No.: 000

Attachment D
INTELLECTUAL PROPERTY REQUIREMENTS

01. FAR 52.227-1 Authorization and Consent (JUL 1995)-Alternate I (APR 1984)

(a) The Government authorizes and consents to all use and manufacture of any invention described in and covered by a United States patent in the performance of this contract or any subcontract at any tier.

(b) The Contractor agrees to include, and require inclusion of, this clause, suitably modified to identify the parties, in all subcontracts at any tier for research and development expected to exceed the simplified acquisition threshold; however, omission of this clause from any subcontract, including those at or below the simplified acquisition threshold, does not affect this authorization and consent.

(End of clause)

02. FAR 52.227-2 Notice and Assistance Regarding Patent and Copyright Infringement (AUG 1996)

(a) The Contractor shall report to the Contracting Officer, promptly and in reasonable written detail, each notice or claim of patent or copyright infringement based on the performance of this contract of which the Contractor has knowledge.

(b) In the event of any claim or suit against the Government on account of any alleged patent or copyright infringement arising out of the performance of this contract or out of the use of any supplies furnished or work or services performed under this contract, the Contractor shall furnish to the Government, when requested by the Contracting Officer, all evidence and information in possession of the Contractor pertaining to such suit or claim. Such evidence and information shall be furnished at the expense of the Government except where the Contractor has agreed to indemnify the Government.

(c) The Contractor agrees to include, and require inclusion of, this clause in all subcontracts at any tier for supplies or services (including construction and architect-engineer subcontracts and those for material, supplies, models, samples, or design or testing services) expected to exceed the simplified acquisition threshold at FAR 2.101.

(End of clause)

03. FAR 52.227-3  Patent Indemnity (APR 1984)
(a) The Contractor shall indemnify the Government and its officers, agents, and employees against liability, including costs, for infringement of any United States patent (except a patent issued upon an application that is now or may hereafter be withheld from issue pursuant to a Secrecy Order under 35 U.S.C. 181) arising out of the manufacture or delivery of supplies, the performance of services, or the construction, alteration, modification, or repair of real property (hereinafter referred to as “construction work”) under this contract, or out of the use or disposal by or for the account of the Government of such supplies or construction work.

(b) This indemnity shall not apply unless the Contractor shall have been informed as soon as practicable by the Government of the suit or action alleging such infringement and shall have been given such opportunity as is afforded by applicable laws, rules, or regulations to participate in its defense. Further, this indemnity shall not apply to—

(1) An infringement resulting from compliance with specific written instructions of the Contracting Officer directing a change in the supplies to be delivered or in the materials or equipment to be used, or directing a manner of performance of the contract not normally used by the Contractor;

(2) An infringement resulting from addition to or change in supplies or components furnished or construction work performed that was made subsequent to delivery or performance; or

(3) A claimed infringement that is unreasonably settled without the consent of the Contractor, unless required by final decree of a court of competent jurisdiction.

(End of clause)

04. Rights in Data

Rights in Data—Programs Covered Under Special Data Statutes

(a) Definitions

Computer Data Bases, as used in this clause, means a collection of data in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include computer software.

Computer software, as used in this clause, means (i) computer programs which are data comprising a series of instructions, rules, routines, or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations and (ii) data comprising source code listings, design details, algorithms, processes, flow charts, formulae and related material that would enable the computer program to be produced, created or compiled. The term does not include computer data bases.

Data, as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The term does not include information incidental to administration, such as financial, administrative, cost or pricing or management information.

Form, fit, and function data, as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability as well as data identifying source, size, configuration, mating and attachment characteristics, functional characteristics, and performance requirements except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulae, and flow charts of the software.

Limited rights data, as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.

Restricted computer software, as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and confidential or privileged; or is published copyrighted computer software; including modifications of such computer software.

Protected data, as used in this clause, means technical data or commercial or financial data first produced in the performance of the award which, if it had been obtained from and first produced by a non-federal party, would be a trade secret or commercial or financial information that is privileged or confidential under the meaning of 5 U.S.C. 552(b)(4) and which data is marked as being protected data by a party to the award.

Protected rights, as used in this clause, mean the rights in protected data set forth in the Protected Rights Notice of paragraph (g) of this clause.

Technical data, as used in this clause, means that data which are of a scientific or technical nature. Technical data does not include computer software, but does include manuals and instructional materials and technical data formatted as a computer data base.

Unlimited rights, as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose whatsoever, and to have or permit others to do so.

(b) Allocation of Rights

(1) Except as provided in paragraph (c) of this clause regarding copyright, the Government shall have unlimited rights in—

(i) Data specifically identified in this agreement as data to be delivered without restriction;

(ii) Form, fit, and function data delivered under this agreement;

(iii) Data delivered under this agreement (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this agreement; and

(iv) All other data delivered under this agreement unless provided otherwise for protected data in accordance with paragraph (g) of this clause or for limited rights data or restricted computer software in accordance with paragraph (h) of this clause.

(2) The Recipient shall have the right to—

(i) Protect rights in protected data delivered under this agreement in the manner and to the extent provided in paragraph (g) of this clause;

(ii) Withhold from delivery those data which are limited rights data or restricted computer software to the extent provided in paragraph (h) of this clause;

(iii) Substantiate use of, add, or correct protected rights or copyrights notices and to take other appropriate action, in accordance with paragraph (e) of this clause; and

(iv) Establish claim to copyright subsisting in data first produced in the performance of this agreement to the extent provided in subparagraph (c)(1) of this clause.

(c) Copyright

(1) Data first produced in the performance of this agreement. Except as otherwise specifically provided in this agreement, the Recipient may assert, without the prior approval of the Contracting Officer, asserted to copyright subsisting in any data first produced in the performance of this agreement. If claim to copyright is made, the Recipient shall affix the applicable copyright notice of 17 U.S.C. 401 or 402 and acknowledgment of Government sponsorship (including agreement number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U.S. Copyright Office. Except for Protected Data under paragraph g, for such copyrighted data, including computer software, the Recipient grants to the Government, and others acting on its behalf, a paid-up nonexclusive, irrevocable, worldwide license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, for all such data.

(2) Data not first produced in the performance of this agreement. The Recipient shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this agreement any data that are not first produced in the performance of this agreement and that contain the copyright notice of 17 U.S.C. 401 or 402, unless the Recipient identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in subparagraph (c)(1) of this clause; provided, however, that if such data are computer software, the Government shall acquire a copyright license as set forth in subparagraph (h)(3) of this clause if included in this agreement or as otherwise may be provided in a collateral agreement incorporated or made a part of this agreement.

(3) Removal of copyright notices. The Government agrees not to remove any copyright notices placed on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.

(d) Release, Publication and Use of Data

(1) The Receipt shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this contract, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided in this paragraph of this clause or expressly set forth in this contract.

(2) The Recipient agrees that to the extent it receives or is given access to data necessary for the performance of this agreement which contain restrictive markings, the Recipient shall treat the data in accordance with such markings unless otherwise specifically authorized in writing by the Contracting Officer.

(e) Unauthorized Marking of Data

(1) Notwithstanding any other provisions of this agreement concerning inspection or acceptance, if any data delivered under this agreement are marked with the notices specified in subparagraph (g)(2) or (g)(3) of this clause and use of such is not authorized by this clause, or if such data bears any other restrictive or limiting markings not authorized by this agreement, the Contracting Officer may at any time either return the data to the Recipient or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.

(i) The Contracting Officer shall make written inquiry to the Recipient affording the Recipient 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;

(ii) If the Recipient fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approved in writing by the Contracting Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will no longer be made subject to any disclosure prohibitions.

(iii) If the Recipient provides written justification to substantiate the propriety of the markings within the period set in subdivision (e)(1)(i) of this clause, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be cancelled or ignored. If the Contracting Officer determines that the markings are authorized, the Recipient shall be so notified in writing. If the Contracting Officer determines, with concurrence of the head of the contracting activity, that the markings are not authorized, the Contracting Officer shall furnish the Recipient a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Recipient files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer’s decision. The Government shall continue to abide by the markings under this subdivision (e)(1)(iii) until final resolution of the matter either by the Contracting Officer’s determination become final (in which instance the Government shall thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.

(2) The time limits in the procedures set forth in subparagraph (e)(1) of this clause may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.

(f) Omitted or Incorrect Markings

(1) Data delivered to the Government without either the limited rights or restricted rights notice as authorized by paragraph ( g ) of this clause, or the copyright notice required by paragraph (c) of this clause, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Recipient may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery of such data, permission to have notices placed on qualifying data at the Recipient’s expense, and the Contracting Officer may agree to do so if the Recipient—

(i) Identifies the data to which the omitted notice is to be applied;

(ii) Demonstrates that the omission of the notice was inadvertent;

(iii) Establishes that the use of the proposed notice is authorized; and

(iv) Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.

(2) The Contracting Officer may also:

(i) Permit correction at the Recipient’s expense of incorrect notices if the Recipient identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized; or

(ii) Correct any incorrect notices.

(g) Rights to Protected Data

(1) The Recipient may, claim and mark Protected Data, as defined in paragraph a, any data first produced in the performance of this award. Any such claimed “Protected Data” will be clearly marked with the following Protected Rights Notice, and will be treated in accordance with such Notice by DOE, subject to the provisions of paragraphs (e) and (f) of this clause.

PROTECTED RIGHTS NOTICE

These protected data were produced under agreement no.        with the U.S. Department of Energy and may not be published, disseminated, or disclosed to others outside the Government for a period of 5 years after submittal of data to DOE, unless express written authorization is obtained from the recipient. Upon expiration of the period of protection set forth in this Notice, the Government shall have unlimited rights in this data. This Notice shall be marked on any reproduction of this data, in whole or in part.

(End of notice)

(2) Any such marked Protected Data may be disclosed by DOE under obligations of confidentiality for the following purposes:

(a) For evaluation purposes under the restriction that the “Protected Data” be retained in confidence and not be further disclosed; or

(b) To subcontractors or other team members performing work under the USEC’s American Centrifuge Program of which this award is a part, for information or use in connection with the work performed under their activity, and under the restriction that the Protected Data be retained in confidence and not be further disclosed.

(3) Except as provided in paragraph c, the obligations of confidentiality and restrictions on publication and dissemination by DOE shall end for any Protected Data:

(a) At the end of the protected period;

(b) If the data becomes publicly known or available from other sources without a breach of the obligation of confidentiality with respect to the Protected Data;

(c) If the same data is independently developed by someone who did not have access to the Protected Data and such data is made available without obligations of confidentiality; or

(d) If the Recipient disseminates or authorizes another to disseminate such data without obligations of confidentiality.

(4) However, the Recipient agrees that the following types of data are not considered to be protected and shall be provided to the Government when required by this award without any claim that the data are Protected Data. The parties agree that notwithstanding the following lists of types of data, nothing precludes the Government from seeking delivery of additional data in accordance with this award, or from making publicly available additional non-protected data, nor does the following list constitute any admission by the Government that technical data not on the list is Protected Data.

The monthly and final summary report s of the project which is available for release to the public.

(5) The Government’s sole obligation with respect to any protected data shall be as set forth in this paragraph (g).

(h) Protection of Limited Rights Data

When data other than that listed in subparagraphs (b)(1)(i), (ii), and (iii) of this clause are specified to be delivered under this agreement and such data qualify as either limited rights data or restricted computer software, the Recipient, if the Recipient desires to continue protection of such data, shall withhold such data and not furnish them to the Government under this agreement. As a condition to this withholding the Recipient shall identify the data being withheld and furnish form, fit, and function data in lieu thereof.

(i) Subaward/Contract

The Recipient has the responsibility to obtain from its subrecipients/contractors all data and rights therein necessary to fulfill the Recipient’s obligations to the Government under this agreement. If a subrecipient/contractor refuses to accept terms affording the Government such rights, the Recipient shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with subaward/contract award without further authorization.

(j) Additional Data Requirements

In addition to the data specified elsewhere in this agreement to be delivered, the Contracting Officer may, at anytime during agreement performance or within a period of 1 year after acceptance of all items to be delivered under this agreement, request delivery to DOE of any data first produced or specifically used in the performance of this agreement. Such request shall not unreasonably be denied. This clause is applicable to all data ordered under this subparagraph. Nothing contained in this subparagraph shall require the Recipient to deliver any data the withholding of which is authorized by this clause or data which are specifically identified in this agreement as not subject to this clause. When data are to be delivered under this subparagraph, the Recipient will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.

(k) The Recipient agrees, except as may be otherwise specified in this agreement for specific data items listed as not subject to this paragraph, that the Contracting Officer or an authorized representative may, up to three years after acceptance of all items to be delivered under this contract, inspect at the Recipient’s facility any data withheld pursuant to paragraph (h) of this clause, for purposes of verifying the Recipient’s assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Recipient whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection were made by a particular representative, the Contracting Officer shall designate an alternate inspector.

Alternate I:

(h)(2) Notwithstanding subparagraph (h)(1) of this clause, the agreement may identify and specify the delivery of limited rights data, or the Contracting Officer may require by written request the delivery of limited rights data that has been withheld or would otherwise be withholdable. If delivery of such data is so required, the Recipient may affix the following “Limited Rights Notice” to the data and the Government will thereafter treat the data, in accordance with such Notice:

LIMITED RIGHTS NOTICE

(a) These data are submitted with limited rights under Government agreement No.    (and subaward/contract No.   , if appropriate). These data may be reproduced and used by the Government with the express limitation that they will not, without written permission of the Recipient, be used for purposes of manufacture nor disclosed outside the Government; except that the Government may disclose these data outside the Government for the following purposes, if any, provided that the Government makes such disclosure subject to prohibition against further use and disclosure:

(1) Use (except for manufacture) by Federal support services contractors within the scope of their contracts;

(2) This “limited rights data” may be disclosed for evaluation purposes under the restriction that the “limited rights data” be retained in confidence and not be further disclosed;

(3) This “limited rights data” may be disclosed to other contractors participating in the Government’s program of which this Recipient is a part for information or use (except for manufacture) in connection with the work performed under their awards and under the restriction that the “limited rights data” be retained in confidence and not be further disclosed;

(4) This “limited rights data” may be used by the Government or others on its behalf for emergency repair or overhaul work under the restriction that the “limited rights data” be retained in confidence and not be further disclosed; and

(5) Release to a foreign government, or instrumentality thereof, as the interests of the United States Government may require, for information or evaluation, or for emergency repair or overhaul work by such government. This Notice shall be marked on any reproduction of this data in whole or in part.

(b) This Notice shall be marked on any reproduction of these data, in whole or in part.

(End of notice)

(End of clause)

05. Patent Rights

Patent Rights – Waiver [10 C.F.R. 784.12]

(a) Definitions.

“Invention” means any invention or discovery which is or may be patentable or otherwise protectable under title 35 of the United States Code or any novel variety of plant that is or may be protectable under the Plant Variety Protection Act (7 U.S.C.2321, et seq.).

“Background patent” means a domestic patent covering an invention or discovery which is not a Subject Invention and which is owned or controlled by the Contractor at any time through the completion of this contract:

(1) Which the Contractor, but not the Government, has the right to license to others without obligation to pay royalties thereon, and

(2) Infringement of which cannot reasonably be avoided upon the practice of any specific process, method, machine, manufacture or composition of matter (including relatively minor modifications thereof) which is a subject of the research, development, or demonstration work performed under this contract.

“Made” when used in relation to any invention means the conception or first actual reduction to practice of such invention.

“Contract” means any contract, grant, agreement, understanding, or other arrangement, which includes research, development, or demonstration work, and includes any assignment or substitution of parties.

“DOE patent waiver regulations” means the Department of Energy patent waiver regulations at 10 CFR Part 784.

“Patent Counsel” means the Department of Energy Patent Counsel assisting the contracting activity.

“Secretary” means the Secretary of Energy.

“Nonprofit organization” means a domestic university or other institution of higher education or an organization of the type described in section 501 (c)(3) of the Internal Revenue Code of 1954 (26 U.S.C. 501(c)) and exempt from taxation under section 501(a) of the Internal Revenue Code (26 U.S.C. 501(a)) or any nonprofit scientific or educational organization qualified under a state nonprofit organization statute.

“Practical application” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

“Small business firm” means a small business concern as defined at section 2 of Pub. L. 85-53 6 (15 U.S.C. 532) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3-8 and 13 CFR 121.3-12, respectively, will be used.

“Subject invention” means any invention of the Contractor conceived or first actually reduced to practice in the course of or under this contract; provided, that in the case of a variety of plant, the date of determination (as defined in section 41(d) of the Plant Variety Protection Act, 7 U.S.C. 2401(d)) must also occur during the period of contract performance.

(b) Allocation of principal rights.

Whereas DOE has granted a waiver of rights to subject inventions to the Contractor, the Contractor may elect to retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this clause and 35 U.S.C. 203. With respect to any subject invention in which the Contractor elects to retain title, the Federal Government shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject invention throughout the world.

(c) Invention disclosure, election of title, and filing of patent applications by Contractor.

(1) The Contractor shall disclose each subject invention to the Patent Counsel within six months after conception or first actual reduction to practice, whichever occurs first in the course of or under this contract, but in any event, prior to any sale, public use, or public disclosure of such invention known to the Contractor. The disclosure to the Patent Counsel shall be in the form of a written report and shall identify the contract under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose, operation, and physical, chemical, biological, or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to the Patent Counsel, the Contractor shall promptly notify the Patent Counsel of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Contractor.

(2) The Contractor shall elect in writing whether or not to retain title to any such invention by notifying DOE at the time of disclosure or within 8 months of disclosure, as to those countries (including the United States) in which the Contractor will retain title; provided, that in any case where publication, on sale, or public use has initiated the 1-year statutory period wherein valid patent protection can still be obtained in the United States, the period of election of title may be shortened by the agency to a date that is no more than 60 days prior to the end of the statutory period. The Contractor shall notify the Patent Counsel as to those countries (including the United States) in which the Contractor will retain title not later than 60 days prior to the end of the statutory period.

(3) The Contractor shall file its initial patent application on an elected invention within 1 year after election, but not later than at least 60 days, prior to the end of any statutory period wherein valid patent protection can be obtained in the United States after a publication, on sale, or public use. The Contractor shall file patent applications in additional countries (including the European Patent Office and under the Patent Cooperation Treaty) within either 10 months of the corresponding initial patent application or 6 months from the date permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications where such filing has been prohibited by a Secrecy Order.

(4) Requests for extension of the time for disclosure to the Patent Counsel, election, and filing may, at the discretion of DOE, be granted, and will normally be granted unless the Patent Counsel has reason to believe that a particular extension would prejudice the Government’s interest.

(d) Conditions when the Government may obtain title.

The Contractor shall convey to DOE, upon written request, title to any subject invention —

(1) If the Contractor elects not to retain title to a subject invention;

(2) If the Contractor fails to disclose or elect the subject invention within the times specified in paragraph (c) above (DOE may only request title within 60 days after learning of the Contractor’s failure to report or elect within the specified times);

(3) In those countries in which the Contractor fails to file patent applications within the times specified in paragraph (c) above; provided, however, that if the Contractor has filed a patent application in a country after the times specified in paragraph (c) above, but prior to its receipt of the written request of DOE, the Contractor shall continue to retain title in that country;

(4) In any country in which the Contractor decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceeding on, a patent on a subject invention; or

(5) If the waiver authorizing the use of this clause is terminated as provided in paragraph (p) of this clause.

(e) Minimum rights to Contractor.

(1) The Contractor shall retain a nonexclusive, royalty-free license throughout the world in each subject invention to which the Government obtains title under paragraph (d) of this clause except if the Contractor fails to disclose the subject invention within the times specified in paragraph (c) above. The Contractor’s license extends to its domestic subsidiaries and affiliates, if any, within the corporate structure of which the Contractor is a part and includes the right to grant sublicenses of the same scope to the extent the Contractor was legally obligated to do so at the time the contract was awarded. The license is transferable only with the approval of DOE except when transferred to the successor of that part of the Contractor’s business to which the invention pertains.

(2) The Contractor’s domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions in 37 CFR part 404 and DOE licensing regulations. This license shall not be revoked in that field of use or the geographical areas in which the Contractor has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of DOE to the extent the Contractor, its licensees, or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

(3) Before revocation or modification of the license, DOE shall furnish the Contractor a written notice of its intention to revoke or modify the license, and the Contractor shall be allowed 30 days (or such other time as may be authorized by DOE for good cause shown by the Contractor) after the notice to show cause why the license should not be revoked or modified. The Contractor has the right to appeal, in accordance with applicable DOE licensing regulations and 37 CFR 404 concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.

(f) Contractor action to protect the Government’s interest.

(1) The Contractor agrees to execute or to have executed and promptly deliver to DOE all instruments necessary to —

(i) Establish or confirm the rights the Government has throughout the world in those subject inventions to which the Contractor elects to retain title; and

(ii) Convey title to DOE when requested under paragraph (d) above and subparagraph (n)(2) below, and to enable the Government to obtain patent protection throughout the world in that subject invention.

(2) The Contractor agrees to require, by written agreement, its employees, other than clerical and nontechnical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Contractor each subject invention made under contract in order that the Contractor can comply with the disclosure provisions of paragraph (c) above, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government’s rights in the subject inventions. This disclosure format should require, as a minimum, the information required by subparagraph (c)(1) above. The Contractor shall instruct such employees through employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

(3) The Contractor shall notify DOE of any decision not to continue the prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceeding on a patent, in any country, not less than 30 days before the expiration of the response period required by the relevant patent office.

(4) The Contractor agrees to include, within the specification of any United States patent application and any patent issuing thereon covering a subject invention, the following statement: “This invention was made with Government support under (identify the contract) awarded by DOE). The Government has certain rights in this invention.”

(5) The Contractor shall establish and maintain active and effective procedures to assure that subject inventions are promptly identified and disclosed to Contractor personnel responsible for patent matters within 6 months of conception and/or first actual reduction to practice, whichever occurs first in the course of or under this contract. These procedures shall include the maintenance of laboratory notebooks or equivalent records and other records as are reasonably necessary to document the conception and/or the first actual reduction to practice of subject inventions, and records that show that the procedures for identifying and disclosing the inventions are followed. Upon request, the Contractor shall furnish the Contracting Officer a description of such procedures for evaluation and for determination as to their effectiveness.

(6) The Contractor agrees, when licensing a subject invention, to arrange to avoid royalty charges on acquisitions involving Government funds, including funds derived through Military Assistance Program of the Government or otherwise derived through the Government, to refund any amounts received as royalty charges on the subject invention in acquisitions for, or on behalf of, the Government, and to provide for such refund in any instrument transferring rights in the invention to any party.

(7) The Contractor shall furnish the Contracting Officer the following:

(i) Interim reports every 12 months (or such longer period as may be specified by the Contracting Officer) from the date of the contract, listing subject inventions during that period and stating that all subject inventions have been disclosed or that there are no such inventions.

(ii) A final report, within 3 months after completion of the contracted work, listing all subject inventions or stating that there were no such inventions, and listing all subcontracts at any tier containing a patent rights clause or stating that there were no such subcontracts.

(8) The Contractor shall promptly notify the Contracting Officer in writing upon the award of any subcontract at any tier containing a patent rights clause by identifying the subcontractor, the applicable patent rights clause, the work to be performed under the subcontract, and the dates of award and estimated completion. Upon request of the Contracting Officer, the Contractor shall furnish a copy of such subcontract, and no more frequently than annually, a listing of the subcontracts that have been awarded.

(9) In the event of a refusal by a prospective subcontractor to accept one of the clauses in subparagraph (g)(1) or (2) below, the Contractor —

(i) Shall promptly submit a written notice to the Contracting Officer setting forth the subcontractor’s reasons for such refusal and other pertinent information that may expedite disposition of the matter; and

(ii) Shall not proceed with such subcontracting without the written authorization of the Contracting Officer.

(10) The Contractor shall provide, upon request, the filing date, serial number and title, a copy of the patent application (including an English-language version if filed in a language other than English), and patent number and issue date for any subject invention for which the Contractor has retained title.

(11) Upon request, the Contractor shall furnish the Government an irrevocable power to inspect and make copies of the patent application file.

(g) Subcontracts.

(1) Unless otherwise directed by the Contracting Officer, the Contractor shall include the clause at 48 CFR 952.227-11, suitably modified to identify the parties, in all subcontracts, regardless of tier, for experimental, developmental, or research work to be performed by a small business firm or nonprofit organization, except where the work of the subcontract is subject to an Exceptional Circumstances Determination by DOE. In all other subcontracts, regardless of tier, for experimental, developmental, demonstration, or research work, the Contractor shall include the patent rights clause at 48 CFR 952.227-13 (suitably modified to identify the parties).

(2) The Contractor shall not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractor’s subject inventions.

(3) In the case of subcontractors at any tier, the Department, the subcontractor, and Contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subcontractor and the Department with respect to those matters covered by this clause.

(h) Reporting utilization of subject inventions.

The Contractor agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Contractor or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Contractor, and such other data and information as the agency may reasonably specify. The Contractor also agrees to provide additional reports as may be requested by DOE in connection with any march-in proceedings undertaken by the agency in accordance with paragraph (j) of this clause. To the extent data or information supplied under this paragraph is considered by the Contractor, its licensee or assignee to be privileged and confidential and is so marked, the agency agrees that, to the extent permitted by law, it shall not disclose such information to persons outside the Government.

(i) Preference for United States industry.

Notwithstanding any other provision of this clause, the Contractor agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the United States unless such person agrees that any products embodying the subject invention will be manufactured substantially in the United States. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Contractor or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

(j) March-in rights.

The Contractor agrees that with respect to any subject invention in which it has acquired title, DOE has the right in accordance with the procedures in FAR 27.304-1(g) to require the Contractor, an assignee, or exclusive licensee of a subject invention to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if the Contractor, assignee, or exclusive licensee refuses such a request, DOE has the right to grant such a license itself if DOE determines that —

(1) Such action is necessary because the Contractor or assignee has not taken, or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use;

(2) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Contractor, assignee, or their licensees;

(3) Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Contractor, assignee, or licensees; or

(4) Such action is necessary because the agreement required by paragraph (i) of this clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is in breach of such agreement.

(k) Reserved

(l) Communications.

All reports and notifications required by this clause shall be submitted to the Patent Counsel unless otherwise instructed.

(m) Other inventions.
Nothing contained in this clause shall be deemed to grant to the Government any rights with respect to any invention other than a Subject Invention except with respect to Background Patents, above.

(n) Examination of records relating to inventions.

(1) The Contracting Officer or any authorized representative shall, until 3 years after final payment under this contract, have the right to examine any books (including laboratory notebooks), records, and documents of the Contractor relating to the conception or first actual reduction to practice of inventions in the same field of technology as the work under this contract to determine whether —

(i) Any such inventions are subject inventions;

(ii) The Contractor has established and maintains the procedures required by subparagraphs (f)(2) and (f)(3) of this clause; and

(iii) The Contractor and its inventors have complied with the procedures.

(2) If the Contracting Officer determines that an inventor has not disclosed a subject invention to the Contractor in accordance with the procedures required by subparagraph (f)(5) of this clause, the Contracting Officer may, within 60 days after the determination, request title in accordance with subparagraphs (d)(2) and (d)(3) of this clause. However, if the Contractor establishes that the failure to disclose did not result from the Contractor’s fault or negligence, the Contracting Officer shall not request title.

(3) If the Contracting Officer learns of an unreported Contractor invention which the Contracting Officer believes may be a subject invention, the Contractor may be required to disclose the invention to the agency for a determination of ownership rights.

(4) Any examination of records under this paragraph shall be conducted in such a manner as to protect the confidentiality of the information involved.

(o) Withholding of payment (this paragraph does not apply to subcontracts or grants).

(1) Any time before final payment under this contract, the Contracting Officer may, in the Government’s interest, withhold payment until a reserve not exceeding $50,000 or 5 percent of the amount of the contract, whichever is less, shall have been set aside if, in the Contracting Officer’s opinion, the Contractor fails to —

(i) Establish, maintain, and follow effective procedures for identifying and disclosing subject inventions pursuant to subparagraph (f)(5) above;

(ii) Disclose any subject invention pursuant to subparagraph (c)(1) above;

(iii) Deliver acceptable interim reports pursuant to subdivision (f)(7)(i) above;

(iv) Provide the information regarding subcontracts pursuant to subparagraph (f)(8) of this clause; or

(v) Convey to the Government, using a DOE-approved form, the title and/or rights of the Government in each subject invention as required by this clause.

(2) Such reserve or balance shall be withheld until the Contracting Officer has determined that the Contractor has rectified whatever deficiencies exist and has delivered all reports, disclosures, and other information required by this clause.

(3) Final payment under this contract shall not be made before the Contractor delivers to the Patent Counsel all disclosures of subject inventions required by paragraph (c)(1) of this clause, an acceptable final report pursuant to paragraph (f)(7)(ii) of this clause, and all past due confirmatory instruments, and the Patent Counsel has issued a patent clearance certification to the Contracting Officer.

(4) The Contracting Officer may decrease or increase the sums withheld up to the maximum authorized above. No amount shall be withheld under this paragraph while the amount specified by this paragraph is being withheld under other provisions of the contract. The withholding of any amount or the subsequent payment thereof shall not be construed as a waiver of any Government right.

(p) Waiver Terminations.

Any waiver granted to the Contractor authorizing the use of this clause (including any retention of rights pursuant thereto by the Contractor under paragraph (b) of this clause) may be terminated at the discretion of the Secretary or his designee in whole or in part, if the request for waiver by the Contractor is found to contain false material statements or nondisclosure of material facts, and such were specifically relied upon by DOE in reaching the waiver determination. Prior to any such termination, the Contractor will be given written notice stating the extent of such proposed termination and the reasons therefor, and a period of 30 days, or such longer period as the Secretary or his designee shall determine for good cause shown in writing, to show cause why the waiver of rights should not be so terminated. Any waiver termination shall be subject to the Contractor’s minimum license as provided in paragraph (e) of this clause.

(q) Atomic Energy.

No claim for pecuniary award or compensation under the provisions of the Atomic Energy Act of 1954, as amended, shall be asserted by the Contractor or its employees with respect to any invention or discovery made or conceived in the course of or under this contract.

(r) Publication.

It is recognized that during the course of work under this contract, the Contractor or its employees may from time to time desire to release or publish information regarding scientific or technical developments conceived or first actually reduced to practice in the course of or under this contract. In order that public disclosure of such information will not adversely affect the patent interests of DOE or the Contractor, approval for release of publication shall be secured from Patent Counsel prior to any such release or publication. In appropriate circumstances, and after consultation with the Contractor, Patent Counsel may waive the right of prepublication review.

(s) Forfeiture of rights in unreported subject inventions.

(1) The Contractor shall forfeit and assign to the Government, at the request of the Secretary of Energy or designee, all rights in any subject invention which the Contractor fails to report to Patent Counsel within six months after the time the Contractor:

(i) Files or causes to be filed a United States or foreign patent application thereon; or

(ii) Submits the final report required by paragraph (e)(2)(ii) of this clause, whichever is later.

(2) However, the Contractor shall not forfeit rights in a subject invention if, within the time specified in paragraph (m)(1) of this clause, the Contractor:

(i) Prepares a written decision based upon a review of the record that the invention was neither conceived nor first actually reduced to practice in the course of or under the contract and delivers the decision to Patent Counsel, with a copy to the Contracting Officer; or

(ii) Contending that the subject invention is not a subject invention, the Contractor nevertheless discloses the subject invention and all facts pertinent to this contention to the Patent Counsel, with a copy to the Contracting Officer, or

(iii) Establishes that the failure to disclose did not result from the Contractor’s fault or negligence.

(3) Pending written assignment of the patent application and patents on a subject invention determined by the Contracting Officer to be forfeited (such determination to be a Final Decision under the Disputes clause of this contract), the contractor shall be deemed to hold the invention and the patent applications and patents pertaining thereto in trust for the Government. The forfeiture provision of this paragraph shall be in addition to and shall not supersede any other rights and remedies which the Government may have with respect to subject inventions.

(t) U.S. Competitiveness.

The Contractor agrees that any products embodying any waived invention or produced through the use of any waived invention will be manufactured substantially in the United States, unless the Contractor can show to the satisfaction of DOE that it is not commercially feasible to do so. In the event DOE agrees to foreign manufacture, there will be a requirement that the

Government’s support of the technology be recognized in some appropriate manner, e.g., recoupment of the Government’s investment, etc. The Contractor further agrees to make the above condition binding on any assignee or licensee or any entity otherwise acquiring rights to any waived invention, including subsequent assignees or licensees. Should the Contractor or other such entity receiving rights in any waived invention undergo a change in ownership amounting to a controlling interest, then the waiver, assignment, license or other transfer of rights in any waived invention is suspended until approved in writing by DOE.

(u) The intellectual property used or first produced under this agreement may be subject to the intellectual property rights provided to DOE in the “June17, 2002” Agreement.

Award No.: DE-SC0003997
Amendment No.: 000

Attachment E
NATIONAL POLICY ASSURANCES TO BE INCORPORATED AS AWARD TERMS
(August 2008)

To the extent that a term does not apply to a particular type of activity or award, it is self- deleting.

I. Nondiscrimination Policies

You must comply with applicable provisions of the following national policies prohibiting discrimination:

1 On the basis of race, color, or national origin, in Title VI of the Civil Rights Act of 1964 (42 U.S.C. 2000d et seq.), as implemented by DOE regulations at 10 CFR part 1040;

2 On the basis of sex or blindness, in Title IX of the Education Amendments of 1972 (20 U.S.C. 1681 et seq.), as implemented by DOE regulations at 10 CFR parts 1041 and 1042;

3 On the basis of age, in the Age Discrimination Act of 1975 (42 U.S.C.6101 et seq.), as implemented by Department of Health and Human Services regulations at 45 CFR part 90 and DOE regulations at 10 CFR part 1040;

4 On the basis of disability, in Section 504 of the Rehabilitation Act of 1973 (29 U.S.C. 794), as implemented by Department of Justice regulations at 28 CFR part 41 and DOE regulations at 10 CFR part 1041;

5 On the basis of race, color, national origin, religion, disability, familial status, and sex under Title VIII of the Civil Rights Act (42 U.S.C. 3601 et seq.) as implemented by the Department of Housing and Urban Development at 24 CFR part 100; and

6 On the basis of disability in the Architectural Barriers Act of 1968(42 U.S.C. 4151 et seq.) for the design, construction, and alteration of buildings and facilities financed with Federal funds.

II. Environmental Policies

You must:

1 Comply with applicable provisions of the Clean Air Act (42 U.S.C.7401, et. seq.) and Clean Water Act (33 U.S.C. 1251, et. seq.), as implemented by Executive Order 11738 [3 CFR, 197 1-1975 Comp., p. 799] and Environmental Protection Agency rules at 40 CFR part 32, Subpart J.

2 Immediately identify to us, as the awarding agency, any potential impact that you find this award may have on:

a. The quality of the human environment, including wetlands, and provide any help we may need to comply with the National Environmental Policy Act (NEPA, at 42 U.S.C. 4321 et. seq.) and assist us to prepare Environmental Impact Statements or other environmental documentation. In such cases, you may take no action that will have an adverse environmental impact (e.g., physical disturbance of a site such as breaking of ground) or limit the choice of reasonable alternatives until we provide written notification of Federal compliance with NEPA, as implemented by DOE at 10 CFR part 1021.

b. Flood-prone areas, and provide any help we may need to comply with the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973 (42 U.S.C. 4001 et. seq.), which require flood insurance, when available, for Federally assisted construction or acquisition in flood-prone areas, as implemented by DOE at 10 CFR part 1022.

c. Use of land and water resources of coastal zones, and provide any help we may need to comply with the Coastal Zone Management Act of 1972(16 U.S.C. 1451, et. seq.).

d. Coastal barriers along the Atlantic and Gulf coasts and Great Lakes’ shores, and provide help we may need to comply with the Coastal Barriers Resource Act (16 U.S.C. 3501 et. seq.), concerning preservation of barrier resources.

e. Any existing or proposed component of the National Wild and Scenic Rivers system, and provide any help we may need to comply with the Wild and Scenic Rivers Act of 1968 (16 U.S.C. 1271 et seq.).

f. Underground sources of drinking water in areas that have an aquifer that is the sole or principal drinking water source, and provide any help we may need to comply with the Safe Drinking Water Act(42 U.S.C. 300h-3).

3 Comply with applicable provisions of the Lead-Based Paint Poisoning Prevention Act (42 U.S.C. 482 1-4846), as implemented by the Department of Housing and Urban Development at 24 CFR part 35. The requirements concern lead-based paint in housing owned by the Federal Government or receiving Federal assistance.

4 Comply with section 6002 of the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. 6962), and implementing regulations of the Environmental Protection Agency, 40 CFR Part 247, which require the purchase of recycled products by States or political subdivision of States.

III. Live Organisms

1 Human research subjects. You must protect the rights and welfare of individuals that participate as human subjects in research under this award in accordance with the Common Federal Policy for the Protection of Human Subjects (45 CFR part 46), as implemented by DOE at 10 CFR part 745.

2 Animals and plants.

a. You must comply with applicable provisions of Department of Agriculture rules at 9 CFR parts 1-4 that implement the Laboratory Animal Welfare Act of 1966 (7 U.S.C. 213 1- 2156) and provide for humane transportation, handling, care, and treatment of animals used in research, experimentation, or testing under this award.

b. You must follow the guidelines in the National Academy of Sciences(NAS) Publication “Guide for the Care and Use of Laboratory Animals”(1996, which may be found currently at http://www.nap.edu/readingroom/books/labrats/) and comply with the Public Health Service Policy and Government principles Regarding the Care and use of animals (included as Appendix D to the NAS Guide).

c. You must immediately identify to us, as the awarding agency, any potential impact that you find this award may have on endangered species, as defined by the Endangered Species Act of 1973, as amended (“the Act,” 16 U.S.C. 1531-1543), and implementing regulations of the Departments of the Interior (50 CFR parts 10-24) and Commerce (50 CFR parts 2 17-227). You also must provide any help we may need to comply with 16 U.S.C. 1536(a)(2). This is not in lieu of responsibilities you have to comply with provisions of the Act that apply directly to you as a U.S. entity, independent of receiving this award.

IV. Other National Policies

1 Debarment and suspension. You must comply with requirements regarding debarment and suspension in Subpart C of 2 CFR parts 180 and 901.

2 Drug-free workplace. You must comply with drug-free workplace requirements in Subpart B of 10 CFR part 607, which implements sec. 5151-5160 of the Drug-Free Workplace Act of 1988 (Pub. L. 100-690, Title V, Subtitle D; 41 U.S.C. 701, et seq.).

3 Lobbying.

a. You must comply with the restrictions on lobbying in 31 U.S.C.1352, as implemented by DOE at 10 CFR part 601, and submit all disclosures required by that statute and regulation.

b. If you are a nonprofit organization described in section 501(c)(4)of title 26, United States Code (the Internal Revenue Code of 1 968),you may not engage in lobbying activities as defined in the Lobbying Disclosure Act of 1995 (2 U.S.C., Chapter 26). If we determine that you have engaged in lobbying activities, we will cease all payments to you under this and other awards and terminate the awards unilaterally for material failure to comply with the award terms and conditions. By submitting an application and accepting funds under this agreement, you assure that you are not an organization described in section 501(c)(4) that has engaged in any lobbying activities described in the Lobbying Disclosure Act of 1995 (2 U.S.C. 1611).

c. You must comply with the prohibition in 18 U.S.C. 1913 on the use of Federal funds, absent express Congressional authorization, to pay directly or indirectly for any service, advertisement or other written matter, telephone communication, or other device intended to influence at any time a Member of Congress or official of any government concerning any legislation, law, policy, appropriation, or ratification.

4. Officials not to benefit. You must comply with the requirement that no member of Congress shall be admitted to any share or part of this agreement, or to any benefit arising from it, in accordance with 41U.S.C. 22.

5 Hatch Act. If applicable, you must comply with the provisions of the Hatch Act (5 U.S.C. 1501-1508 and 7324-7326), as implemented by the Office of Personnel Management at 5 CFR part 151, which limits political activity of employees or officers of State or local governments whose employment is connected to an activity financed in whole or part with Federal funds.

6 Native American graves protection and repatriation. If you control or possess Native American remains and associated funerary objects, you must comply with the requirements of 43 CFR part 10, the Department of the Interior implementation of the Native American Graves Protection and Repatriation Act of 1990 (25 U.S.C., chapter 32).

7 Fly America Act. You must comply with the International Air Transportation Fair Competitive Practices Act of 1974 (49 U.S.C. 40118), commonly referred to as the “Fly America Act,” and implementing regulations at 41 CFR 301-10.131 through 301-10.143. The law and regulations require air transport of people or property to, from, between or within a country other than the United States, the cost of which is supported under this award, to be performed by or under a cost-sharing arrangement with a U.S. flag carrier, if service is available.

8. Use of United States-flag vessels.

a. Pursuant to Pub. L. 664 (43 U.S.C. 1241(b)), at least 50 percent of any equipment, materials or commodities procured, contracted for or otherwise obtained with funds under this award, and which may be transported by ocean vessel, must be transported on privately owned United States-flag commercial vessels, if available.

b. Within 20 days following the date of loading for shipments originating within the United States or within 30 working days following the date of loading for shipments originating outside the United States, a legible copy of a rated, “on-board” commercial ocean bill-of-lading in English for each shipment of cargo described in paragraph 9.a of this section shall be furnished to both our award administrator (through you in the case of your contractor’s bill-of-lading) and to the Division of National Cargo, Office of Market Development, Maritime Administration, Washington, DC 20590.

9 Research misconduct. You must comply with the government-wide policy on research misconduct issued by the Office of Science and Technology Policy (available in the Federal Register at 65 FR 76260, December 6,2000, or on the Internet at www.ostp.gov), as implemented by DOE at 10 CFR part 733 and 10 CFR 600.31.

10 Requirements for an Institution of Higher Education Concerning Military recruiters and Reserve Officers Training Corps (ROTC).

a. As a condition for receiving funds under an award by the National Nuclear Security Administration of the Department of Energy, you agree that you are not an institution of higher education that has a policy or practice placing any of the restrictions specified in 10 U.S.C. 983. as implemented by 32 CFR part 216, on:

i. Maintenance, establishment, or operation of Senior ROTC units, or student participation in those units; or

ii. Military recruiters’ access to campuses, students on campuses, or information about students.

b. If you are determined, using the procedures in 32 CFR part 216, to be such an institution of higher education during the period of performance of this award, we:

i. Will cease all payments to you of funds under this award and all other awards subject to the requirements in 32 CFR part 216; and

ii. May suspend or terminate those awards unilaterally for material failure to comply with the award terms and conditions.

11. Historic preservation. You must identify to us any:

a. Any property listed or eligible for listing on the National Register of Historic Places that will be affected by this award, and provide any help we may need, with respect to this award, to comply with Section 106 of the National Historic Preservation Act of 1966 (16 U.S.C. 470f), as implemented by the Advisory Council on Historic Preservation regulations at 36 CFR part 800 and Executive Order 11593, “Identification and Protection of Historic Properties,” [3 CFR, 1971-1975 Comp., p. 559].

b. Potential under this award for irreparable loss or destruction of significant scientific, prehistorical, historical, or archeological data, and provide any help we may need, with respect to this award, to comply with the Archaeological and Historic Preservation Act of 1974 (16 U.S.C.469a-1, et seq.).

12 Relocation and real property acquisition. You must comply with applicable provisions of 49 CFR part 24, which implements the Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970(42 U.S.C. 4601, et seq.) and provides for fair and equitable treatment of persons displaced by federally assisted programs or persons whose property is acquired as a result of such programs.

13 Confidentiality of patient records. You must keep confidential any records that you maintain of the identity, diagnosis, prognosis, or treatment of any patient in connection with any program or activity relating to substance abuse education, prevention, training, treatment, or rehabilitation that is assisted directly or indirectly under this award, in accordance with 42 U.S.C. 290dd-2.

14 Constitution Day. You must comply with Public Law 108-447, Div. J, Title I, Sec. 111 (36 U.S.C. 106 note), which requires each educational institution receiving Federal funds in a Federal fiscal year to hold an educational program on the United States Constitution on September 1 7thduring that year for the students served by the educational institution.

15 Trafficking in Persons

a. Provisions applicable to a recipient that is a private entity.

1. You as the recipient, your employees, subrecipients under this award, and subrecipients’ employees may not—

i. Engage in severe forms of trafficking in persons during the period of time that the award is in effect;

ii. Procure a commercial sex act during the period of time that the award is in effect; or

iii. Use forced labor in the performance of the award or subawards under the award.

2 We as the Federal awarding agency may unilaterally terminate this award, without penalty, if you or a subrecipient that is a private entity –

i. Is determined to have violated a prohibition in paragraph a. 1 of this award term; or

ii. Has an employee who is determined by the agency official authorized to terminate the award to have violated a prohibition in paragraph a. 1 of this award term through conduct that is either –

A. Associated with performance under this award; or

B. Imputed to you or the subrecipient using the standards and due process for imputing the conduct of an individual to an organization that are provided in 2 CFR part 180, “OMB Guidelines to Agencies on Governmentwide Debarment and Suspension (Nonprocurement),” as implemented by our agency at 2 CFR part 901.

b. Provision applicable to a recipient other than a private entity. We as the Federal awarding agency may unilaterally terminate this award, without penalty, if a subrecipient that is a private entity—

1. Is determined to have violated an applicable prohibition in paragraph a. 1 of this award term; or

2. Has an employee who is determined by the agency official authorized to terminate the award to have violated an applicable prohibition in paragraph a. 1 of this award term through conduct that is either—

i. Associated with performance under this award; or

ii. Imputed to the subrecipient using the standards and due process for imputing the conduct of an individual to an organization that are provided in 2 CFR part 180, ?OMB Guidelines to Agencies on Governmentwide Debarment and Suspension (Nonprocurement),” as implemented by our agency at 2 CFR part 901.

c. Provisions applicable to any recipient.

1. You must inform us immediately of any information you receive from any source alleging a violation of a prohibition in paragraph a. 1 of this award term.

2. Our right to terminate unilaterally that is described in paragraph a.2 or b. of this section:

i. Implements section 106(g) of the Trafficking Victims Protection Act of 2000 (TVPA), as amended (22 U.S.C. 7104(g)), and

ii. Is in addition to all other remedies for noncompliance that are available to us under this award.

3. You must include the requirements of paragraph a. 1 of this award term in any subaward you make to a private entity.

d. Definitions. For purposes of this award term:

1. “Employee” means either:

i. An individual employed by you or a subrecipient who is engaged in the performance of the project or program under this award; or

ii. Another person engaged in the performance of the project or program under this award and not compensated by you including, but not limited to, a volunteer or individual whose services are contributed by a third party as an in-kind contribution toward cost sharing or matching requirements.

2. “Forced labor” means labor obtained by any of the following methods: the recruitment, harboring, transportation, provision, or obtaining of a person for labor or services, through the use of force, fraud, or coercion for the purpose of subjection to involuntary servitude, peonage, debt bondage, or slavery.

3. “Private entity”:

i. Means any entity other than a State, local government, Indian tribe, or foreign public entity, as those terms are defined in 2 CFR 175.25.

ii. Includes:

A. A nonprofit organization, including any nonprofit institution of higher education, hospital, or tribal organization other than one included in the definition of Indian tribe at 2 CFR 175.25(b).

B. A for-profit organization.

4. “Severe forms of trafficking in persons,” “commercial sex act,” and “coercion” have the meanings given at section 103 of the TVPA, as amended (22 U.S.C. 7102).

V. National Policy Requirements for Subawards.

Recipient responsibility. You must include in any subaward you make under this award the requirements of the national policy requirements in Sections I through IV of this document that apply, based on the type of subawardee organization and situation.